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                                                                    Exhibit 99.1


[ABAXIS LOGO]

Contact:     Clint Severson                     RCG Capital Markets Group
             Chief Executive Officer            Retail: Joe Dorame
             ABAXIS, Inc.                       Institutional/Analysts: Joe Diaz
             510-675-6501                       Media: Jeff Stanlis
                                                480-675-0400

                                                           FOR IMMEDIATE RELEASE


                  ABAXIS TO COMPLY WITH PRELIMINARY INJUNCTION
                       WHILE EVALUATING ITS LEGAL OPTIONS




Union City, California - September 4, 2002 -- ABAXIS, Inc. (NASDAQ: ABAX) announced that on September 3, 2002, the United States District Court of Maine issued a preliminary injunction in favor of IDEXX Laboratories, Inc. under which Abaxis cannot, pending the resolution of patent litigation by IDEXX against Abaxis, make, use, sell, offer to sell or import the VetScan Canine Heartworm Antigen Test manufactured by S.A. Scientific, Inc. of San Antonio, Texas and sold by Abaxis. Abaxis disagrees with the Court's opinion and is evaluating its legal options, including an appeal of the order to the Federal Circuit Court of Appeals.

The VetScan canine heartworm test was introduced in December 2001 and constitutes approximately 3% of total Abaxis sales since that date. The granting of the preliminary injunction does not affect the sale and support of Abaxis' in-clinic veterinary chemistry and hematology analysis products, which form the core of Abaxis' VetScan line.

"Although we disagree with the decision regarding the canine heartworm test, we of course plan to comply fully with the order," stated Clint Severson, CEO and Chairman of the Board.

ABAXIS develops, manufactures and markets portable blood analysis systems for use in any patient-care setting to provide clinicians with rapid blood constituent measurements. The system consists of a compact, 6.9 kilogram, portable analyzer and a series of 8-cm diameter single-use plastic disks, called reagent discs, which contain all the reagents necessary to perform a fixed menu of tests. The system can be operated with minimal training and perform multiple tests on whole blood, serum, or plasma. The system provides test results in less than 14 minutes with the precision and accuracy equivalent to a clinical laboratory.

This press release includes statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. ABAXIS claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. Specific forward-looking statements contained in this press release include, but are not limited to, risks and uncertainties that:

- Abaxis may be forced to pay Idexx monetary damages, be permanently enjoined from selling the canine heartworm product manufactured by S.A. Scientific, need to enter into a license agreement with Idexx pertaining to the patents, or a combination thereof;
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-    In the event that Abaxis is enjoined from selling the canine heartworm antigen test manufactured by S.A. Scientific, Abaxis may be unable to either develop an alternate canine heartworm product that does not infringe upon the Idexx patents or Idexx may offer Abaxis commercially unfeasible terms for licensing their patents; and

- Even if Abaxis is successful in defending against the Idexx action, the defense of such claims may be exorbitant and may divert Abaxis management's focus away from running Abaxis' business


Other risks and uncertainties related to Abaxis' business are detailed from time to time in Abaxis' periodic reports filed with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made. Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.